UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 29, 2007
VIACELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51110	04-3244816

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
245 First Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 914-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers
     On July 2, 2007, ViaCell, Inc. (the “Company”) issued a press release announcing that John F. Thero joined the Company as Senior Vice President, Finance and Chief Financial Officer, effective as of June 29, 2007. Mr. Thero replaces Stephen G. Dance, who has served as the Company’s Senior Vice President, Finance and Chief Financial Officer, since January 2004. After a transition period, Mr. Dance will leave the Company to pursue new opportunities.
     Prior to joining the Company, Mr. Thero served as Chief Financial Officer, Senior Vice President, Finance and Administration, of Acusphere, Inc. from February 2003 to June 2007. Before joining Acusphere, Mr. Thero served as Senior Vice President Finance, Treasurer and Chief Financial Officer at Abiomed, Inc. from 1994 to January 2003. From 1992 to 1994, Mr. Thero was Chief Financial Officer and acting President for the restructuring of two venture-backed companies. From 1987 to 1992, Mr. Thero was employed in various capacities, including Chief Financial Officer, by Aries Technology, Inc. From 1983 to 1987, Mr. Thero was employed by the commercial audit division of Arthur Andersen & Co., during which time he became a Certified Public Accountant. Mr. Thero, age 46, received a B.A. in Economics/Accounting from The College of the Holy Cross.
     The Company and Mr. Thero entered into an employment letter agreement (the “Agreement”) in connection with Mr. Thero’s hiring. The Agreement provides that Mr. Thero will receive an initial annual salary of $330,000, subject to adjustments in accordance with the Company’s customary review process. Mr. Thero will also receive a $20,000 sign-on bonus. Mr. Thero will be required to repay a pro rata portion of the sign-on bonus to the Company if he voluntarily leaves his employment with the Company within one year of receipt of the bonus. In addition, Mr. Thero will be eligible for an annual performance-based cash bonus targeted at 40% of base salary. Mr. Thero is eligible to receive the full amount of his target cash bonus in 2007. The amount of Mr. Thero’s 2007 bonus will be dependent upon the level of achievement by the Company against corporate goals for the second half of 2007 and by Mr. Thero against to be defined individual performance goals. The amount of bonuses payable to Mr. Thero in subsequent years is dependent upon a number of factors, including the level of achievement by the Company against corporate goals and by Mr. Thero against individual performance goals. Mr. Thero will also receive a stock option to purchase 150,000 shares of the Company’s common stock vesting quarterly over a four-year period. The stock option was granted on June 29, 2007 and has an exercise price equal to $5.53, the closing price of the Company’s common stock on the grant date.
     The Agreement also provides that any of Mr. Thero’s stock options that have time-based vesting will partially accelerate upon a change in control (as defined in the Agreement). In the event that Mr. Thero’s employment is terminated by the Company without cause (as defined in the Agreement) or by Mr. Thero for good reason (as defined in the Agreement) within 12 months following a change in control, these stock options will fully accelerate and Mr. Thero will receive the performance-based annual cash bonus that he would have received for the year in which the termination occurs. In such event, the amount of the bonus would be calculated by assuming achievement of all corporate and individual performance goals for such year. In addition, upon termination of Mr. Thero’s employment by the Company without cause or by Mr. Thero for good reason, Mr. Thero will receive a severance payment equal to his then base salary, to be payable over the 12 months following his termination date in accordance with the Company’s standard payroll practices, and continuation of benefits, at the Company’s expense, during the severance period.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
10.1	Letter agreement dated as of June 16, 2007 between the Company and John F. Thero.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.
Date: July 2, 2007	By:	/s/ Marc D. Beer
		Name:	Marc D. Beer
		Title:	President and Chief Executive Officer

EXHIBIT INDEX
10.1	Letter agreement dated as of June 16, 2007 between the Company and John F. Thero.